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                                                                      EXHIBIT 21

SUBSIDIARIES OF REGISTRANT



The following are the subsidiaries of the Company, the voting stock of which is 100% owned by the Company.

     (1) RSI Holdings of Florida, Inc., incorporated in Florida. This corporation is inactive.

     (2) Sunbelt Distributors, Inc., incorporated in South Carolina. This corporation is inactive.

     (3) Weigmann & Rose International Corp., incorporated in South Carolina. This corporation is inactive.